Exhibit 10.1
November 8, 2012

Thomas Alsborg	*** Personal & Confidential ***

Dear Thomas:
We are pleased to offer you the following employment contract in the position of Executive Vice President and Chief Financial Officer covering the period from December 1, 2012 through May 31, 2013 (the “Transition Date”). During this period, you will be entitled to annual base salary of $375,810, plus the equivalent of an annualized bonus of $500,000, payable bi-weekly, only through May 31, 2013 together with your base salary. This will result in bi-weekly payments of approximately $33,685.00, subject to applicable withholding. Upon appointment of a new CFO, your role will transition to a consulting role through May 31, 2013 with continued employment status including ongoing employee benefits.
In addition, provided you remain in continuous employment through the Transition Date, you will be entitled to receive the following benefits:
(1) a stay bonus of $375,000, payable in a lump sum subject to applicable withholding within 30 days of the Transition Date, and
(2) continued vesting and extension of the exercise period of your outstanding equity awards through January 31, 2014.
The benefits described in this letter agreement are subject to your compliance with the restrictive covenants set forth in Exhibit A hereto (the provisions of which are incorporated herein by reference) and the terms of your Proprietary Information and Inventions Agreement with SYNNEX Corporation.
This letter covers the terms of your continued employment with us during this period and supersedes any prior representations or agreements, whether written or oral, with respect thereto, including your offer letter dated March 21, 2007 (but not your Proprietary Information and Inventions Agreement, which remains in full force and effect).
To accept the foregoing terms, please sign and return this letter to me by November 8, 2012.
Sincerely,

/s/ Kevin M Murai
Kevin M. Murai
President and Chief Executive Officer

I agree to and accept the terms of this letter agreement, including Exhibit A hereto.

/s/ Thomas Alsborg	11/8/2012
Signature	Date

EXHIBIT A
RESTRICTIVE COVENANTS
(a)    Covenant Not To Engage in Competitive Activities.

(a)
General. While you are employed by the Corporation and continuing through May 31, 2013, you shall not, directly or indirectly, engage in any activities which shall be competitive with the business of the Corporation or any of its subsidiaries (“Competitive Business”) nor be employed by, serve as a director of, render services as a consultant or adviser to, nor invest or participate in any manner or capacity in, any entity or person which directly or indirectly engages in a Competitive Business.

(b)	Exception. Subsection (a) above shall not preclude investments in a corporation whose stock is traded on a public market and of which you own less than one percent of the outstanding voting shares.

(c)
Reasonableness of Covenant. You agree that the covenants contained in Subsection (a) above are reasonable and necessary to protect the confidentiality of the customer lists, the terms, conditions and nature of customer relationships, and other trade secrets and confidential information concerning the Corporation and its subsidiaries, acquired by you and to avoid actual or apparent conflicts of interest.

(b)
Relief. Without limiting any remedies available to the Corporation, you acknowledge and agree that a breach of the covenants contained in paragraph (a) will result in injury to the Corporation and its subsidiaries for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, the Corporation shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining you from engaging in activities prohibited by paragraph (a) or such other relief as may be required specifically to enforce any of the covenants in paragraph (a).

(c)	Definitions. For purposes of these covenants, the following terms shall have the following meanings:
Confidential Information means any information concerning the business or affairs of the Corporation or any of its subsidiaries which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list (including without limitation customer lists), process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data (including the terms and conditions of any business relationships between clients and the Corporation or its subsidiaries), or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing your obligations whether alone or with others.
Solicit means any action on your part which directly or indirectly involves your contacting any person for the purpose of inducing such person to become an employee of any company other than the Corporation or any of its subsidiaries.